Exhibit 99.4

INFORMATION FOR RELEASE

MuniMae Announces 2004 Second Quarter Distribution

30th Consecutive Increase in Distribution to Common Shares

BALTIMORE (July 22, 2004) – Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, announced today that its Board of Directors raised the quarterly distribution to common shares to $0.4625 per share, an increase of 3% over the same period in 2003.

MuniMae Chairman and CEO Mark K. Joseph, commenting on the results, stated, “We are extremely pleased to have increased our distribution to shareholders for 30 consecutive quarters. As of June 30, 2004, MuniMae’s average annual total return since our 1996 initial public listing was 16%, without accounting for the tax-exempt nature of a portion of our distribution. Our sector of the real estate industry, affordable housing, continues to be relatively stable, providing productive investment opportunities. The sum of this activity is steady growth to the portfolio and increased shareholder value.”

Distribution Results

MuniMae’s second quarter distribution to common shareholders of $0.4625 annualizes to $1.85 per share. Based on today’s closing share price of $24.00, MuniMae common shares have an annualized yield to shareholders of 7.7%.

Distribution	Record Date	Payment Date
$0.4625	August 2, 2004	August 13, 2004

About Municipal Mortgage & Equity

MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of March 31, 2004, assets under management totaled $8.6 billion secured by 2,179 properties containing 232,954 units in 49 states plus the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 159 properties containing 36,709 units in 28 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

Contacts
Investor Relations:
     Angela Richardson, 888/788-3863
         www.mmafin.com